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                                   [HRI Logo]                      EXHIBIT 99.1


NEWS RELEASE
Contact: Douglas R. Sharps
         Chief Financial Officer
         (502) 454-1365

         HEALTHCARE RECOVERIES, INC. ANNOUNCES PROPOSED ACQUISITION OF
                               SUBRO-AUDIT, INC.

LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 4, 1999--Healthcare Recoveries, Inc. (NASDAQ: HCRI - news) has signed a definitive agreement to purchase the assets and assume certain liabilities of Subro-Audit, Inc. ("SAI") and a related real estate partnership. Pursuant to the agreement, HCRI will pay $24,400,000 in cash at closing and up to $8,500,000 over two years pursuant to an earn-out arrangement. The transaction is subject to satisfaction of certain closing conditions and is currently expected to close by the end of January.

Based in Milwaukee, SAI provides recovery services to an installed base of approximately 8 million lives, who are covered by insurers, HMOs and employer-funded plans throughout the U.S. The company has approximately 150 full- and part-time employees at its locations in Milwaukee and Atlanta. SAI's revenue for 1997 was approximately $6.7 million, and in 1998 revenue is expected to be approximately $7.2 million.

Starting in 1999 and continuing into 2000, HCRI expects to obtain significant improvements in productivity at SAI as a result of deploying its systems, work processes and standards throughout the SAI organization. These improvements should appear as increases in both the recoveries per installed life and the recoveries per SAI employee.

Patrick B. McGinnis, Chairman and CEO of HCRI, said: "We are delighted at the opportunity to join forces with Subro-Audit, Inc. Kevin M. O'Donnell, founder of SAI, and his team have created an organization that leads the industry in customer service. HCRI's recovery processes and automation, combined with SAI's commitment to service, will be formidable one-two punch in the claims recovery market."

Kevin O'Donnell stated: "SAI looks forward to the opportunity to keep our recovery processes on the cutting edge and results at the highest levels. Our customers are finding themselves in an unprecedented competitive environment which shows no signs of abating. Teaming up with HCRI enables us to leapfrog the competition in technology and automation.



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              *HEALTHCARE RECOVERIES, INC. * 1400 Watterson Tower
                          Louisville, Kentucky 40218 *
                        * 502/454-1340 * www.hcrec.com *
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                                   [HRI Logo]


The combination also gives our customers access to other recovery services that HCRI can bring to bear. HCRI's proposed combination with MedCap and its efforts to develop additional recovery services will be very attractive to our customers." Mr. O'Donnell will serve as President of the SAI Marketing Division, leading SAI's efforts in customer service and retention, as well as acquiring new accounts.

HCRI is the leading provider of health insurance subrogation and related recovery services for healthcare payors.

This press release contains forward-looking information regarding HCRI. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly affected by certain risks and uncertainties, including the ability of HCRI to integrate acquisitions. Other risk factors are described in HCRI's Annual Report on Form 10-K for the year ended December 31, 1997, 1st Quarter 1998 Report on Form 10-Q, 2nd Quarter 1998 Report on Form 10-Q, and 3rd Quarter 1998 Report on Form 10-Q, all on file with the Securities and Exchange Commission.



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              *HEALTHCARE RECOVERIES, INC. * 1400 Watterson Tower
                          Louisville, Kentucky 40218 *
                        * 502/454-1340 * www.hcrec.com *